Exhibit 10.1

December 1, 2005

Ms. Anne Linsdau-Hoeppner

940 Tisbury Lane

Lake Forest, Illinois 60045

RE:  Separation of Employment and Release Agreement

Dear Anne:

This letter is to set forth the agreement between Merisant US, Inc., Merisant Company and Merisant Worldwide, Inc.  (collectively referred to as the “Company”) and you with respect to your separation of employment from the Company.  As of December 1, 2005, your job responsibilities as Executive Vice President, Global Human Resources and Communications will cease due to the elimination of your position in connection with the Company’s restructuring efforts.  Upon execution of this Agreement and subject to your compliance with the terms and conditions set forth herein, you will be entitled to the payments and benefits set forth below:

We have agreed:

1.               Separation Pay and Benefits.  Assuming that you do not revoke this Agreement pursuant to Paragraph 10 below, the Company will pay, make available or provide to you the payments and benefits as described in subparagraphs (a) through (e) below:

(a)           The Company will pay to you severance payments totaling $123,846 less all authorized and required federal, state, and other withholdings.  Such severance payments shall be made in fourteen (14) equal installments on the 15th and last day of each calendar month beginning on the next payroll cycle, which payroll cycle begins fifteen (15) days after the date of this Agreement.  The period in which such installments are made is referred to herein as the “Severance Period”.  In the event you have used reasonable efforts to obtain suitable employment during the Severance Period and you are not employed at the end of the Severance Period the Company will pay you additional severance payments totaling $17,692 less all authorized and required federal, state, and other withholdings.  In such event, you will deliver notice to the Company of such continued unemployment at least one week prior to the end of the Severance Period.  Such additional severance payments will be made on the 15th and last day of the calendar month immediately following the end of the Severance Period.  In the event of your death or Disability (as hereinafter defined) between the date of the execution of this Agreement and the completion of the payments in this subparagraph (a), the Company shall pay to you, your estate or beneficiary, as applicable, the difference between the total of any installments paid up to the date of death or Disability and the total amount to be paid under this subparagrpah (a).  “Disability” shall mean with respect to the period between the execution of this Agreement and completion of the payments, the inability of Employee for a period of sixty (60) consecutive days to perform the services that Employee had performed for the Company by reason of mental or physical impairment, whether resulting from illness, accident or otherwise.

(b)           Commencing on the 1st day of the month after your termination date, the Company will continue to pay the employer portion of your premiums to continue your current coverage under the Company’s health and dental plans for three (3) months following the date hereof under the Consolidated Omnibus Budget Recovery Act, as amended (“COBRA”), after which time your participation in the Company’s health and dental plans shall be governed solely by COBRA and at your sole expense.

(c)           The Company will make available to you, at the Company’s expense, a six (6) month executive level outplacement service program with Scherer Schneider Paulick, a professional career outplacement firm in the Chicago area.  The Company will pay the costs for such outplacement program directly to the outplacement services provider.

(d)           A one-time payment of $1,000.00 for reimbursement of education and financial planning services obtained at your election.  Such payment will be made to you with the payment of the 1st installment of the severance payments.

(e)           You will be paid for any vacation days that have been earned but not yet used in 2005, if any.

(f)            You acknowledge that the thresholds for payment under the Company’s Long Term Incentive Plan will not be met and no payouts will be made under such plan.  Additionally, you also acknowledge that the Merisant Worldwide, Inc. 2004  IDS Incentive Plan and the Merisant Company Supplemental Long Term Incentive Plan have been terminated by the Board of Directors and no grants or payouts have been, or will be, made under such plans.

(g)           Your eligibility to participate in all other Company benefits (including 401(k), short-term disability, long-term disability, noncontributory life insurance, etc.) will cease as of your termination date of December 1, 2005.  All pay and other benefits under any Company plan, policy or procedure which are due and payable on account of your termination of employment will be paid according to the terms of those established plans, policies and procedures.  You further acknowledge, however, that the above-described severance payments and benefits described in this Agreement cannot be considered in the calculation of retirement plan benefits under any Company plan.

(h)           You will receive a letter of recommendation from the Chief Executive Officer of the Company in form and substance reasonably acceptable to you and acceptable to the Company.

2.               Incentive Compensation.  You acknowledge that the requirement that you be employed on January 3, 2006 in order to receive an annual incentive payment under the terms of your employment with the Company has not been met and therefore no annual incentive payments are due to you.

3.               Release.  In consideration for the severance pay and benefits and the transition bonus described above in Paragraph 1  (“the severance package”), and except as set forth in this Agreement, you, on behalf of yourself and your heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company, together with the Company’s subsidiaries, shareholders, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including their respective directors, officers, employees, shareholders, partners and agents, past, present and future), and each of its and their respective successors and assigns (collectively, the “Company Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind that have been or could be asserted against any of the Company Releasees arising out of or related to your employment with and/or separation from employment with the Company or any of the other Company Releasees, or any other occurrence up to and including the date of this Agreement, including but not limited to:

(a)           claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation and veteran status); and

(b)           claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance or regulation; and

(c)           any other claim whatsoever including, but not limited to, claims for severance pay (including but not limited to claims for severance pay and benefits and/or enhanced severance pay and benefits under the Merisant US, Inc. Severance Pay Plan), claims for attorney’s fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Company Releasees, but excluding (i) claims for breach of this Agreement, (ii) the filing of an administrative charge of discrimination, (iii) any claims you may make under state workers’ compensation or unemployment laws, and/or (iv) any claims which by law you cannot waive.

4.               Company Release.  In consideration for performance by you of your obligations under the terms of this Agreement, the Company, on behalf of itself and its subsidiaries, shareholders, divisions and affiliates (including their respective directors, officers, employees, shareholders, partners and agents, past, present and future) and each of its and their respective successors and assigns, hereby waives, releases and forever discharges you, your heirs, executors, administrators, attorneys and assigns (“Your Releasees”) from any and all known or unknown actions, causes of action, claims or liabilities of any kind that have been or could be asserted against any of Your Releasees arising out of or related to your employment with and/or separation from employment with the Company or any of Your Releasees, or any other occurrence up to and including the date of this Agreement, including but not limited to claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance or regulation.

5.               Covenant Not to Sue.  Except for a breach of the obligations of such party hereunder, each party agrees never to sue any of the Company Releasees or Your Releasees, respectively, become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to your employment with and/or separation from employment with the Company and/or any of the other releasees, other than, as applicable to you, a lawsuit by you to challenge the validity of this Agreement under the ADEA.  Each party further acknowledges and agrees that if such party breaches this section by suing the other party, then (i) the other party shall be entitled to apply for and receive an injunction to restrain such breach, (ii) in the case of a breach by you, the Company shall not be obligated to continue the offering or payment of the severance package to you, (iii) the breaching party shall be obligated to pay to the other party its costs and expenses in enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (iv) as an alternative to (iii) with respect to a breach by you, at the Company’s option, you shall be obligated upon demand to repay to the Company all but $100.00 of the severance package paid or made available to you.

6.               Cooperation and Non-Disparagement.  After the termination of your employment, you agree to cooperate with, and assist the Company in any investigations, proceedings or actions relating to any matters in which you were involved or had knowledge while employed by the Company, subject to reimbursement for approved reasonable expenses and your other covenants and commitments under this Agreement.  Each party also agrees not to do or say anything, directly or indirectly, which in any way disparages the other party, or in the case of the Company, the Company’s management, products or business practices or otherwise reflects negatively upon the Company.

7.               Additional Waiver.  You further waive your right to any monetary recovery should any federal, state or local administrative agency pursue any claims on your behalf arising out of or related to your employment with and/or separation from employment with the Company and/or any of the other Releasees.

8.               Return of Property and Expense Reimbursement.  On or before the termination date, you shall return to the Company all Company property in your possession, custody or control, including but not limited to confidential Company information, computer equipment, software, cellular telephone, personal digital assistant, telephone calling card and credit cards.

9.               Confidentiality.  You hereby acknowledge and reconfirm all of the terms and conditions set forth in that certain agreement by and between you, attached hereto as Exhibit A.  Each party also agrees that it will keep confidential all terms of this Agreement, including but not limited to the amount(s) and other specifics of the severance payments and benefits discussed herein, as well as any proprietary information of the other party, except that you may make necessary disclosures to members of your immediate family, your attorney(s) or tax advisor(s) and the Company may make disclosures as required by law or disclosures to its attorneys, accountants and tax advisors.  Notwithstanding the foregoing, the Company shall be permitted to disclose the terms of this Agreement in any public filing with the Securities and Exchange Commission and to file a copy of this Agreement with the Securities and Exchange Commission to the extent that such disclosure is required under applicable federal securities laws.

10.         Time Periods.  You acknowledge that you have considered this Agreement thoroughly and that you were encouraged to consult with an attorney before signing this Agreement.  After execution by you of this Agreement, you may revoke this Agreement within seven (7) days after signing it.  Any revocation must be made in writing and submitted within such seven (7) day period to the Company’s Vice President, General Counsel.  If you revoke this Agreement, you will not be entitled to receive the severance pay and benefits and the incentive compensation described in Paragraph 1.

11.         Individual Agreement.  You acknowledge that this Agreement has been individually negotiated between the Company and you and is not part of or otherwise connected with any voluntary or involuntary group termination program.

12.         Consideration.  You also understand that the severance pay and benefits and transition bonus that you will receive from the Company in exchange for signing and not later revoking this Agreement is in addition to anything of value to which you already are entitled to receive from the Company or any of the Company Releasees.

13.         Severability.  If any term of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable, that term shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

14.         Governing Law.  This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the laws of the State of Illinois.  Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the City of Chicago, State of Illinois.

15.         Knowing and Voluntary Agreement.  You further acknowledge and agree that you have carefully read and fully understand all of the terms and conditions of this Agreement and that you knowingly and voluntarily enter into this Agreement by signing below.

16.         Entire Agreement.  This Agreement, together with the exhibits and agreements referenced herein, and any plans governing or addressing your benefits as a Company employee, constitutes the entire agreement between you and the Company and supersedes any prior written or oral understanding, agreement, representation or arrangement.  This Agreement may only be modified by a written instrument signed by the parties hereto.

If this Agreement accurately reflects our agreement and the terms and conditions with respect to your continued employment and termination of employment please execute both originals of this Agreement, retain one for your files and return one to the Company’s Vice President, General Counsel.

Sincerely,

MERISANT WORLDWIDE, INC.

By:	/s/ Paul Block
Paul Block
Chief Executive Officer

MERISANT COMPANY

By:	/s/ Paul Block
Paul Block
Chief Executive Officer

MERISANT US, INC.

By:	/s/ Paul Block
Paul Block
Chief Executive Officer

Accepted and agreed to
this 1st day of December, 2005

/s/	Anne Linsdau-Hoeppner
Anne Linsdau-Hoeppner

EXHIBIT A

AGREEMENT

In consideration of the compensation and other benefits of my employment and continued employment by Merisant Company or one of its Subsidiaries and of other valuable consideration, I agree with Merisant as follows:

EMPLOYMENT BY MERISANT

As used herein, “Merisant” means Merisant Company or one of its Subsidiaries, whichever is my employer.  The term “Subsidiary” means any corporation, joint venture or other business organization in which Merisant Company now or hereafter, directly or indirectly, owns or controls more than a fifty percent (50%) equity interest.

During my Merisant employment I shall devote my working time and best efforts to the service of Merisant and shall comply with the policies and procedures of Merisant, including those relating to security and employee conduct, and I shall not engage in any planning or other business or technical activity, competitive with or in conflict with the business interests of Merisant Company or any Subsidiary.

CONFIDENTIAL INFORMATION

As used herein, “Confidential Information” means all technical and business information of Merisant Company and its Subsidiaries, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I have access during my employment.  “Confidential Information” such also include results derived from confidential evaluations of, and the confidential use or non-use by Merisant Company or any Subsidiary of, technical or business information in the public domain.

I shall use my best efforts and diligence both during and after my Merisant employment to protect the confidential, trade secret and/or proprietary character of all Confidential Information.  I shall not, directly or indirectly, use (for myself or another) or disclose any Confidential Information for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of my Merisant duties and as may be required by courts, administrative or regulatory agencies.

I shall deliver promptly to Merisant, at the termination of my employment, or at any other time at Merisant’s request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information.

Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom Merisant Company or any Subsidiary has a business relationship.

I understand that I am not to disclose to Merisant Company or any Subsidiary, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of my former employers.

1

COMPETITIVE ACTIVITY

I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of two years following termination for any reason of my final employment with Merisant Company or any Subsidiary, engage in or contribute my knowledge to any work or activity that involves a (a) tabletop sweetener product; or (b) any product or process, which is then competitive with a product or process (i) from which the Subsidiary, division or region of Merisant for which I devoted the majority of my time then derives a material portion of its earnings and (ii) about which I accessed Confidential Information while at Merisant Company or any Subsidiary at any time during the period of five years immediately prior to such termination (“Competitive Work”).  Following the expiration of said two year period, I shall continue to be obligated under the “Confidential Information” section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

During my employment by Merisant and for a period of two years thereafter, I shall not, directly or indirectly, induce or attempt to induce a salaried employee of Merisant Company or any of its Subsidiaries to accept employment or affiliation involving Competitive Work with another firm or corporation of which I am an employee, owner, partner, shareholder, or consultant.

If, at any time of enforcement of this Agreement, a court or an arbitrator holds that the terms stated in this “Competitive Activity” section are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and/or scope permitted by law.

IDEAS, INVENTIONS OR

DISCOVERIES

I shall promptly disclose to Merisant all ideas, inventions or discoveries, whether or not patentable, which I may conceive or make, alone or with others, during my employment, whether or not during working hours, and which directly or indirectly

(a)          relate to matters within the scope of my duties or field of responsibility during my employment by Merisant Company or its Subsidiaries; or

(b)         are based on my knowledge of the actual or anticipated business or interests of Merisant Company or its Subsidiaries; or

(c)          are aided by the use of time, materials, facilities or information of Merisant Company or its Subsidiaries.

I hereby assign to Merisant, or its nominee, without further compensation, all of my right, title and interest in all such ideas, inventions or discoveries in all countries of the world.

Without further compensation but at Merisant’s expense, I shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by Merisant to enable Merisant to obtain, maintain, and enforce protection of such ideas, inventions

2

and discoveries for and in the name of Merisant, or its nominee, in all countries of the world.  However, should I render any of these services following termination of my employment, I shall be compensated at a rate per hour equal to the base salary I received from Merisant at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

I recognize that ideas, inventions or discoveries of the type described above conceived or made by me, alone or with others, within one year after termination of my employment are likely to have been conceived in significant part while employed by Merisant.  Accordingly, I agree that such ideas, inventions or discoveries shall be presumed to have been conceived during my Merisant employment unless and until I have established the contrary by clear and convincing evidence.

MISCELLANEOUS

This Agreement shall be construed under the laws of the State of Illinois and shall be binding upon and enforceable against my heirs and legal representatives and the assignees of any idea, invention or discovery conceived or made by me.

To the extent this Agreement is legally enforceable, it shall supersede all previous agreements covering this subject matter between me and Merisant Company or its Subsidiaries, but shall not relieve me or such other party from any obligations incurred under any such previous agreement while in force.

If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement.  If any provision of this Agreement is held to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

If I am transferred from the company which was my employer at the time I signed this Agreement to the employment of another company that is a Subsidiary of Merisant Company or is Merisant Company itself, and I have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new employer shall be termed “Merisant” for all purposes hereunder and shall have the right to enforce this Agreement as my employer.  In the event of any subsequent transfer, my new employer shall succeed to all rights under this Agreement so long as such employer shall be Merisant Company or one of its Subsidiaries and so long as this Agreement has not been superseded.

Nothing in this Agreement alters the at-will employment relationship between Merisant and its employees.

3